Item 77C - Scudder Aggressive Growth Fund

Registrant incorporates by reference Scudder
Advisor Fund's Proxy Statement dated August 2,
2005, filed on August 1, 2005 (Accession No.
0001193125-05-153659).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Scudder
Mid Cap Growth Fund was held on September 2,
2005. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of
Reorganization and the transactions it
contemplates, including the transfer of all of the assets of Scudder Aggressive Growth Fund to
Scudder Mid Cap Growth Fund, in exchange for shares of Scudder Mid Cap Growth Fund and the assumption by Scudder Mid Cap Growth Fund of all of the liabilities of Scudder Aggressive
Growth Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder
Aggressive Growth Fund in complete liquidation of Scudder Aggressive Growth Fund.

Affirmative 	Against 		Abstain
4,022,438.418 	74,256.356	142,551.999
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